    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    REGISTRATION NO.  33-64567

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                   PRE-EFFECTIVE
                                   AMENDMENT NO.2
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          DUKE REALTY INVESTMENTS, INC.
             (Exact name of registrant as specified in its charter)

          INDIANA                                       35-1740409
(State or other jurisdiction of           (I.R.S.  Employer Identification No.)
incorporation or organization)
                             8888 KEYSTONE CROSSING
                                   SUITE 1200
                           INDIANAPOLIS, INDIANA 46240
                                 (317) 574-3531
    (Address, including zip code, and telephone number, including area code, of principal executive offices)
                                THOMAS L. HEFNER
                             8888 KEYSTONE CROSSING
                                   SUITE 1200
                           INDIANAPOLIS, INDIANA 46240
                                 (317) 574-3531
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                              ALAN W. BECKER, ESQ.
                              BOSE MCKINNEY & EVANS
                    135 NORTH PENNSYLVANIA STREET, SUITE 2700
                           INDIANAPOLIS, INDIANA 46204
                                 (317) 684-5000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   /   /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   / X /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
  /   /

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  /   /


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                                     [LOGO]
                          DUKE REALTY INVESTMENTS, INC.
              DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

                                    --------
                           COMMON STOCK $.01 PAR VALUE
                                    --------

     Duke Realty Investments, Inc. (the "Company") is offering its shareholders and other investors the opportunity to purchase shares of its common stock, $.01 par value ("Common Stock") pursuant to the Company's Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"). The Plan allows shareholders to automatically reinvest all cash dividends that the Company may declare at a 4% discount from current market prices and without brokerage commissions or other expense. The Plan also provides a method for all investors to purchase shares of Common Stock directly from the Company at current market prices without brokerage commissions or other expense.

     Participants in the Plan may:

 - Automatically reinvest cash dividends on the shares of Common Stock (or preferred stock, if outstanding) held in their name and on all shares of Common Stock held for them in the Plan at a 4% discount from current market prices.

 - Make additional investments as often as once a month, at current market prices, by sending a check or money order to the Plan administrator. These optional investments must be for at least $100 and no more than $5,000 in any one month.

 - Make automatic monthly investments by authorizing electronic funds transfers from participants' banking or checking accounts. Automated funds transfers may be for as little as $25 per month, but in no case for more than $5,000 per month.

 - Deposit share certificates for safekeeping, withdraw any or all shares of Common Stock from safekeeping or instruct the Plan agent to sell some or all of the shares held in a Plan account on their behalf.

     Persons who are not already shareholders may make an initial purchase of stock directly from the Company, at current market prices, in any amount between
$250 and $5,000.   Once a Plan account has been established, dividends will
automatically be reinvested at a 4% discount from current market prices and optional monthly investments may be made within the guidelines described above.

     Shareholders who have their shares registered in "street-name" may also participate in the Plan to the extent that their bank, broker or other custodian has procedures in place that will allow them to do so.

     American Stock Transfer and Trust Company is the administrator of the Plan and acts as agent for participants.

     This Prospectus relates to 1,000,000 shares of Common Stock offered for purchase under the Plan. It should be retained for future reference. The Company's Common Stock is presently listed for trading on the New York Stock Exchange under the symbol DRE. In order to maintain its qualification as a real estate investment trust for federal income tax purposes, the Company's Amended and Restated Articles of Incorporation impose limitations on the number of shares of capital stock that may be owned by any single person or affiliated group. See "The Plan -- Restrictions on Ownership of Shares."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION (OR ANY STATE SECURITIES COMMISSION) NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   ----------
   THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                                   ----------



            The date of this Prospectus is April 1, 1996.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Written requests for such copies should be addressed to 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, Attn: Investor Relations, telephone number (317) 574-3531.

The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 as amended (the "Securities Act"), with respect to the Common Stock offered hereby. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and exhibits thereto.
Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company under the Exchange Act with the Commission are incorporated in this Prospectus by reference and are made a part hereof:

1. The Company's Annual Report on Form 10-K (file no. 1-9044), as amended on Form 10-K/A, for the year ended December 31, 1995.

2. The Company's Current Reports on Form 8-K (file no. 1-9044) dated January 12, 1996 and March 5, 1996, as amended on March 22, 1996 on Form 8-K/A, and the Company's Current Report on Form 8-K filed March 28, 1996.

3. The description of the Common Stock contained in the Company's registration statement (file no. 1-9044) on Form 8-B dated May 4, 1992.

     Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously-filed document incorporated or deemed to be incorporated by reference herein) or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

                                   THE COMPANY

     The Company is a self-administered and self-managed real estate investment trust (a "REIT") that began operations through a predecessor in 1972. The Company owns direct or indirect interests in a portfolio of industrial, office and retail properties, substantially all of which are located in the Midwest, together with land for future development. The Company through its subsidiaries also provides leasing, property management, real estate development, construction and other services for its own properties and for properties owned by third parties. The Company has the largest commercial real estate operations in Indianapolis and Cincinnati and is one of the largest real estate companies in the Midwest.

     The Company is an Indiana corporation that was originally incorporated in the State of Delaware in 1985, and reincorporated in the State of Indiana in 1992. The Company's executive offices are located at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, and its telephone number is (317) 574-3531.


                                 USE OF PROCEEDS

     The Company does not know the number of shares of Common Stock that will ultimately be purchased pursuant to the Plan, or the prices at which such shares will be purchased. The proceeds from purchases of Common Stock under the Plan will be used to continue the Company's real estate acquisition, development and investment activities and for general corporate purposes. Pending such uses, net proceeds may be invested temporarily in short-term investments consistent with the Company's investment policies and qualification as a REIT.


                                    THE PLAN

PURPOSE AND FEATURES OF THE PLAN

     The purpose of the Plan is to provide Company shareholders and other investors with a convenient and economical way to purchase shares of Common Stock, to systematically build their investment through automatic dividend reinvestment and optional cash investments and to sell some or all of their shares when they wish to do so, either through the Plan Administrator or though a broker of their choice.

     The Plan also provides a convenient and economical way for the Company to obtain new equity capital each month to continue its investment opportunities. The 4% discount from current market prices that Plan participants will receive upon reinvestment of dividends allows investors to share the cost savings the Company expects to realize from the sale of its shares pursuant to the Plan. There is no limit on the amount of dividends which may be reinvested under the Plan. The maximum amount of any optional cash purchases under the Plan is $5,000 per month.


     Disadvantages from participation in the Plan include the inability of participants to know the price of shares purchased under the Plan until the purchase is actually made, the possibility of delays in withdrawal from the Plan or in execution of sales of shares held through the Plan, the inability of participants to pledge shares held through the Plan, and additional complexity in keeping records of share transactions for tax purposes.


     The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Common Stock. From time to time, financial intermediaries may engage in positioning transactions, such as short sales of Common Stock, in order to benefit from the discount from the market price of the shares of Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Although the Company believes it is possible that such transactions may occur, the Company does not currently expect such transactions to occur to a significant extent. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are not consistent with the purposes of the Plan.


ADMINISTRATION OF THE PLAN

     American Stock Transfer and Trust Company (the "Administrator"), which also serves as the Company's transfer agent, registrar and dividend disbursing agent, will serve as agent for the Plan to receive funds, serve as custodian for shares on deposit in the Plan, process sales, share withdrawals and transfers and maintain all Plan records. Participants in the Plan will receive copies of all material that the Company sends to shareholders, such as interim and annual reports and proxies. In addition, participants will receive a statement from the Administrator each time there is purchase activity in their respective accounts.

     All Enrollment and Initial Investment Forms, Enrollment Cards, cash payments and other instructions and communications concerning the Plan should be directed to the Administrator at the following address:

                         Duke Realty Investment Plan
                         c/o American Stock Transfer and Trust Company
                         Attention:  Dividend Reinvestment Department
                         40 Wall Street
                         New York, NY  10005
                         Telephone: 1-800-278-4353

HOW TO ENROLL

     Any person or entity, whether or not a holder of record of shares of Common Stock, is eligible to participate in the Plan, provided that such person or entity fulfills the prerequisites for participation described below. In addition, participation in the Plan by persons or entities who are citizens or residents of a country other than the United States, its territories and possessions must not violate local laws applicable to the Company or the participant governing such matters as taxes, currency and exchange controls, stock registration, foreign investments and related matters.

     After being furnished with a copy of this Prospectus, eligible applicants may join the Plan in the following manner:

    - Existing shareholders of record can sign up for the automatic dividend reinvestment feature of the Plan at any time by signing and returning a completed Enrollment Card to the Administrator. The dividend reinvestment feature will take effect immediately, as long as enrollment cards are received before the dividend record date (dividend record dates normally occur on approximately the fifteenth day of February, May, August and November, as established by the Company's board of directors). Existing shareholders of record can also use the Enrollment Card to make optional cash investments in Common Stock of any amount between $100 and $5,000. Checks and money orders should be made payable to "Duke Realty Investment Plan" and sent directly to the Administrator.


    - The Enrollment and Initial Investment Form allows any investor to make optional cash investments, including an initial investment in Common Stock, for any amount between $250 and $5,000, by enclosing a check or money order with the Form. Checks and money orders should be made payable to "Duke Realty Investment Plan" and sent directly to the Administrator. Each statement sent to Plan participants will include a form to accompany subsequent cash investments they may wish to make in any amount between $100 and $5,000 per unit.


    - Participants may also enroll in the Automatic Cash Investment Program. The enrollment form for this program must be accompanied by a voided bank check or deposit slip for the account from which the participant authorizes the Administrator to draw the funds. Once the form is received and processed (which normally takes approximately two weeks) funds will automatically be deducted from the designated account on the third to last business day of each month and will be invested on the last business day of each month. Automated funds transfers may be for as little as $25 per month, but in no case for more than $5,000 per month.



     Beneficial owners of Common Stock whose shares are registered in names other than their own (for instance, in the name of a broker, bank, nominee or other record holder) must either arrange participation with the broker, bank, nominee or other record holder or have their shares of Common Stock transferred into their own names. The Company may permit participants in its employee benefits plans to participate in the Plan on such terms and conditions as the Company may from time to time establish for such purpose although the Common Stock beneficially owned by such participants is not owned of record by them. The Company reserves the right to refuse to permit a broker, bank, nominee or other record holder to participate in the Plan if the terms of such participation would in the Company's judgment result in excessive cost or burden to the Company or endanger the Company's status as a REIT. The Company also reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the composite trading volume or price of the Common Stock.

     The Company may also permit holders of any series of preferred stock it may issue to reinvest dividends from such preferred stock in shares of Common Stock through the Plan on the same terms and conditions as applicable to reinvestment of Common Stock dividends.

PURCHASE PROCEDURES, PRICES AND CUSTODY OF SHARES

     All money received for investment through the Plan will be invested once a month, on the last business day of the month (each, a "Purchase Date"). Initial and optional cash payments must be received at least two business days prior to the regularly scheduled Purchase Date in order to be invested with that month's investment. Any funds received after the deadline will be invested with the next monthly investment. No interest will be paid on any funds held by the Administrator between Purchase Dates. Accordingly, participants are urged to time their investments so that they will be received shortly before, but not after, the regular investment deadline dates or to enroll in the Automatic Funds Transfer Option which assures the most timely transfer of funds to the Administrator.


     The price of shares acquired through the Plan as a result of the reinvestment of dividends will be 96% of the greater of (i) the average of the daily high and low prices reported by the New York Stock Exchange for the five business days immediately preceding the Purchase Date or (ii) the average of the high and low prices reported by the New York Stock Exchange for the Purchase Date. The price of all other shares acquired through the Plan will be 100% of the greater of (i) the average of the daily high and low prices reported by the New York Stock Exchange for the five business days immediately preceding the Purchase Date or (ii) the average of the high and low prices reported by the New York Stock Exchange for the Purchase Date.


     Cash payments will not be accepted by the Administrator if a participant imposes any restrictions with respect to the number of shares to be purchased, the price at which shares are to be purchased, the timing of a purchase or what the participant's balance will be following a purchase. In addition, the Administrator cannot purchase shares for a participant without advance payment, nor can it refund any part of a participant's cash payment unless a written request for a refund is received by the Administrator at least two business days before the applicable Purchase Date. It is not possible for the Administrator to tell a participant in advance how much money to send for the purchase of a full or fractional share because the per share price will not be known until the shares are purchased.

     All dividends paid on shares held in a participant's Plan account will be reinvested pursuant to the Plan. If any dividend or cash payment is not sufficient to purchase a whole share of Common Stock, a fractional share equivalent will be credited to a participant's account and will earn a proportionate share of future dividends.

     A participant in the Plan will also be permitted to instruct the Administrator not to reinvest dividends on the shares in the participant's Plan account but rather to forward such dividends to the participant by check. Any instructions to stop reinvesting dividends or to resume reinvesting dividends should be given in the form of a letter to the Administrator and will only be effective for a particular Common Stock dividend if received by the Administrator on or before the applicable dividend record date.

     No interest will be paid on any funds held by the Administrator in a Plan account.

     A participant may also deposit shares currently held by the participant or by other custodians to a Plan account. This relieves a Plan participant of the expense and risk of loss, theft or destruction from holding share certificates, or of having them in several locations, and can provide consolidated statements of investment activities and holdings in the Company's Common Stock. A participant wishing to deposit shares should send the applicable certificates, unendorsed, to the Administrator by registered or certified mail, at the address specified above, together with a cover letter instructing the Administrator to hold the shares in safe keeping. There is no charge for this service.

SALES OF SHARES THROUGH THE PLAN

     Participants may instruct the Administrator to sell some or all of their shares by notifying the Administrator in writing or by using the form included with account statements.

     The Administrator will sell shares through a registered broker dealer within five business days after receipt of a proper written notice. Shares to be sold may be commingled with those of other participants requesting sale of their shares, and the proceeds to each participant will be based on the average price for all shares sold during the day of sale. Participants should understand that the price of the Common Stock may go down as well as up between the date a request to sell is received and the date the sale is executed. The Plan does not offer the ability for participants to specify either the dates or the prices at which shares are to be sold through the Administrator.

     If a request to sell shares is received on or after the record date for a dividend, any cash dividend paid on such shares will be reinvested. The request to sell shares will then be processed as soon as practicable after the dividend is reinvested and the additional shares are credited to the participant's account.

     There is no charge for selling shares through the Administrator except for the participant's pro rata share of brokerage commissions. These charges are normally lower than the cost of executing sales through a brokerage account.

WITHDRAWALS AND TRANSFERS OF SHARES FROM THE PLAN

     Participants may instruct the Administrator in writing to issue stock certificates for some or all of the shares they have in the Plan, either by letter or by using the form provided with account statements. Participants may also instruct the Administrator in the same manner to transfer shares to one or more persons. All transfers must be for one full share or more and will be subject to the same legal requirements as the transfer of stock certificates, including a requirement for signature guarantees. There is no charge for these services.

     Participants who wish to stop reinvesting their dividends through the Plan but leave their shares in the custody of the Administrator for convenience, or to avoid the risk of loss, theft or destruction of their certificates, may stop reinvesting dividends without withdrawing from the Plan by sending a letter instructing the Administrator to stop reinvesting dividends. See "Purchase Procedures, Prices and Custody of Shares" above.

     If a request to withdraw or transfer shares is received on or after the record date for a dividend, any cash dividend paid on such shares will be reinvested. The request to withdraw or transfer shares will then be processed as soon as practicable after the dividend is reinvested and the additional shares are credited to the participant's account.

VOTING OF SHARES

      Plan participants will receive proxy materials covering the shares in the Plan and any shares they may hold in certificate form. Shares will be voted only as participants or their duly authorized representatives instruct.

STOCK DIVIDENDS, SPLITS AND SUBSCRIPTION RIGHTS

      Any stock dividend or stock split that may be declared by the Company will be automatically credited to a participant's Plan account. In the event that the Company makes subscription rights to purchase additional shares of Common Stock or other securities available to the holders of its Common Stock, the Administrator will sell the rights accruing to all shares held by the Administrator for Plan participants and will apply the net proceeds of such sale to the purchase of Common Stock prior to or with the next monthly Common Stock investment. The Company will, however, inform participants in advance of any subscription offer so that a participant who does not want the Administrator to sell such rights and invest the proceeds can transfer all shares held under the Plan to the participant's own name by a given date. This will permit the participant to personally exercise, transfer or sell the rights on such shares. Any such request must be received by the Administrator at least three business days before the record date for distribution of the rights.

FULL OR PARTIAL WITHDRAWAL FROM THE PLAN

     A participant may terminate reinvestment of dividends through the Plan by writing to the Administrator. A participant may request (1) that the Administrator send all dividends to the participant by check and continue to hold the participant's shares in the Plan account, (2) that the Administrator discontinue any automatic withdrawals of funds and purchase of shares, (3) that a certificate be issued for all full shares of Common Stock held for such participant's account and a check be issued for the proceeds from the sale of any fractional share equivalent, or (4) that all full shares and any fractional share equivalent held for such participant's account be sold and a check issued for the net proceeds, less any applicable transfer tax. If such a request is received on or after the record date for a dividend, any cash dividend paid on that account will be reinvested for the account. The request will then be processed as soon as practicable after the dividend is reinvested and the additional shares are credited to the participant's account. There will be no cost to a participant with respect to termination of a participant's reinvestment of dividends through the Plan other than the brokerage costs described above under "--Sales of Shares Through the Plan" with respect to any shares sold.

     If a participant in the Plan does not own at least one whole share registered in the participant's name or held through the Plan, the participant's participation in the Plan may be terminated. The Company may also terminate the Plan or any participant's participation in the Plan after written notice in advance mailed to such participant at the address appearing on the Administrator's records. Participants whose participation in the Plan has been terminated will receive certificates for whole shares held in their accounts and a check for the cash value of any fractional share held in any Plan account so terminated.

RESPONSIBILITIES OF THE COMPANY AND THE ADMINISTRATOR UNDER THE PLAN

     Neither the Company nor the Administrator will be liable for any good faith act or for any good faith failure to act, including any claim or liability arising from failure to terminate a participant's account upon such participant's death, for the prices at which shares are purchased for a participant's account or for fluctuations in the market value of the Common Stock. Neither the Administrator, the Company nor any agent for either shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan. Since the Company has delegated responsibility for administering the Plan to the Administrator, the Company specifically disclaims any responsibility for any of the Administrator's actions or inactions in connection with the administration of the Plan. Neither the directors, officers or shareholders of the Company shall have any personal liability under the Plan. Any such limited liability provisions do not extend to violations of the federal securities laws.

     The Company's obligation to offer, issue or sell shares of Common Stock under the Plan is subject to the Company's obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the shares. The Company may elect not to offer or sell shares of Common Stock under the Plan to persons residing in any jurisdiction where, in the sole discretion of the Company, the burden or expense of compliance with applicable blue sky or securities laws make that offer or sale impracticable or inadvisable.


     The Company reserves the right to modify, suspend or terminate the Plan at any time. The Company estabilished the discount from current market value for dividend reinvestments after a review of market conditions, the desired level of participation in the Plan, requirements of the federal tax laws in connection with the Company's continued status as a REIT, the terms of similar plans maintained by other companies in the REIT industry, and the Company's current and projected capital needs. The Company may increase or decrease the discount from current market value for dividend reinvestments or establish such a discount for optional cash purchases, without any requirement of shareholder or participant approval, based on the same factors. Participants in the Plan will be notified of any suspension, termination or significant modification of the Plan. The Administrator may terminate the participation of any account by written notice to the participant and to the Company. The Company reserves the right to terminate any person's participation in the Plan at any time and to establish additional requirements with respect to participation in the Plan by brokers, banks and others acting in a representative capacity on behalf of owners or prospective owners of Common Stock. The Company reserves the right to interpret and regulate the Plan at its discretion.

     The risk to participants is the same as with any other investment in Common Stock of the Company. Participants must recognize that neither the Company nor the Administrator can in any way assure a profit or protect against a loss to a participant on shares purchased under the Plan.

     The Company takes no position on whether current shareholders or other investors should participate in the Plan.

RESTRICTIONS ON OWNERSHIP OF SHARES

     For the Company to qualify as a REIT for federal income tax purposes, no more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the law to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and the Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to continue to qualify as a REIT, the Amended and Restated Articles of Incorporation of the Company contain a restriction intended to ensure compliance with these requirements which authorizes, but does not require, the board of directors to refuse to give effect to a transfer of Common Stock which, in its opinion, might jeopardize the status of the Company as a REIT. This provision also renders null and void any purported acquisition of shares which would result in the disqualification of the Company as a REIT. The provision also gives the board of directors the authority to take such actions as it deems advisable to enforce the provision. Such actions might include, but are not limited to, refusing to give effect to, or seeking to enjoin, a transfer which might jeopardize the Company's status as a REIT. The provision also requires any shareholder to provide the Company such information regarding his direct and indirect ownership of Common Stock as the Company may reasonably require.

                                TAX CONSEQUENCES

     Under Internal Revenue Service rulings in connection with similar plans, dividends reinvested will be treated as taxable notwithstanding that the dividends are reinvested in stock. A participant will be treated for federal income tax purposes as having received on each dividend payment date a distribution equal to the fair market value of the shares of Common Stock purchased plus any cash actually distributed.

     Distributions of REITs are treated as dividends to the extent a REIT has earnings and profits for federal income tax purposes. To the extent that the amount distributed by a REIT exceeds the current and accumulated earnings and profits of the REIT, the distribution will first be treated as a return of capital to the shareholder to the extent of basis, with any excess taxable as gain realized from the sale of shares.

     The holding period for shares credited to a participant's Plan account pursuant to the dividend reinvestment aspect of the Plan will begin on the day following the date on which the shares were purchased for the participant's account. The holding period for shares purchased by optional cash payments will begin on the day following the date of purchase. In the case of shareholders whose dividends are subject to United States federal income tax withholding or backup withholding, the Administrator will reinvest dividends less the amount of tax required to be withheld.

     The sales of shares through the Plan will be reported to the Internal Revenue Service and to participants on Form 1099B.

     Participants in the Plan are urged to consult with their own tax advisors with respect to federal, state, local and other tax laws applicable to their specific situations. In addition, the tax consequences of participation in the Plan by retirement plans differ from those outlined herein for individuals. Since the laws and regulations regarding the federal income tax consequences of retirement plan participation are complex and subject to change, a retirement plan considering such participation should consult with its own retirement plan trustees, custodians or tax advisors for specific information.

                                  UNDERWRITERS

    From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the market price of the shares of Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Persons who acquire shares of Common Stock through the Plan and resell them shortly before or after acquiring them (including coverage of short positions), under certain circumstances, may be participating in a distribution of securities that would require compliance with Rule 10b-6 under the Securities Exchange Act of 1934, as amended, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. The difference between the price such persons pay to the Company for shares of Common Stock acquired under the Plan and the price at which such shares are resold may be deemed to constitute underwriting commissions received by such persons in connection with such transactions. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of the Common Stock. The Company has no arrangements or understandings, formal or informal, with any person relating to the distribution of shares of Common Stock to be received pursuant to the Plan. The Company will not extend to any financial intermediary participating in the Plan any rights or privileges other than those to which such person would be entitled as a participant or prospective participant in the Plan, nor will the Company enter into any agreement with any such person regarding such person's purchase of shares or any resale or distribution thereof.


                                 LEGAL OPINIONS

     The legality of the securities offered hereby is being passed upon for the Company by Bose McKinney & Evans, Indianapolis, Indiana. John W. Wynne and Darell E. Zink, Jr., officers and directors of the Company, were partners in Bose McKinney & Evans through 1987 and 1982, respectively, and were of counsel to that firm until December, 1990. The spouse of Dayle M. Eby, an officer of the Company, is a partner in Bose McKinney & Evans.

                                     EXPERTS

     The Consolidated Financial Statements and Financial Statement Schedule of the Company as of December 31, 1995, and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated herein by reference have been incorporated herein in reliance on the reports of KPMG Peat Marwick LLP, independent auditors, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                                    ---------

             TABLE OF CONTENTS
                                           PAGE

Available Information. . . . . . . . . . . . 2
Incorporation of Certain Documents by
 Reference . . . . . . . . . . . . . . . . . 2
The Company. . . . . . . . . . . . . . . . . 3
Use of Proceeds. . . . . . . . . . . . . . . 3
The Plan . . . . . . . . . . . . . . . . . . 3
  Purpose and Advantages of the Plan . . . . 3
  Administration of the Plan . . . . . . . . 3
  How to Enroll. . . . . . . . . . . . . . . 4
  Purchase Procedures, Prices
    and Custody of Shares. . . . . . . . . . 5
  Sales of Shares Through the Plan . . . . . 5
  Withdrawals and Transfers of
    Shares from the Plan . . . . . . . . . . 6
  Voting of Shares . . . . . . . . . . . . . 6
  Stock Dividends, Splits and
    Subscription Rights. . . . . . . . . . . 6
  Full or Partial Withdrawal
    from the Plan. . . . . . . . . . . . . . 7
  Responsibilities of the Company
    and the Administrator Under the Plan . . 7
  Restrictions on Ownership of Shares. . . . 8
Tax Consequences . . . . . . . . . . . . . . 8
Underwriting . . . . . . . . . . . . . . . . 9
Legal Opinions . . . . . . . . . . . . . . . 9
Experts. . . . . . . . . . . . . . . . . . . 9


                          DUKE REALTY INVESTMENTS, INC



                              DIRECT STOCK PURCHASE
                                       and
                           DIVIDEND REINVESTMENT PLAN


                                   PROSPECTUS






                                1,000,000 SHARES
                                  COMMON STOCK






                                     [LOGO]
                                    BUILDING
                                  AND INVESTING
                                    TOGETHER





                                   April 1, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                   Registration Fee. . . . . . . . . . . . . . .      $10,066
                   NYSE Listing Fee. . . . . . . . . . . . . . .        3,500
                   Printing and Engraving Expenses . . . . . . .        9,000
                   Legal Fees and Expenses . . . . . . . . . . .       10,000
                   Accounting Fees and Expenses. . . . . . . . .        2,000
                   Blue Sky Fees and Expenses. . . . . . . . . .        2,000
                   Miscellaneous   . . . . . . . . . . . . . . .        2,434
                                                                      -------
                   Total . . . . . . . . . . . . . . . . . . . .      $39,000
                                                                 ------------
                                                                 ------------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is an Indiana corporation. The Company's officers and directors are and will be indemnified under Indiana law, the Articles of Incorporation of the Company, and the partnership agreements of the Operating Partnership and Duke Realty Services Limited Partnership against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the "IBCL") requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The Company's Articles of Incorporation do not contain any provision prohibiting such indemnification.

     The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual's conduct was in good faith and
(ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation that the conduct was in the corporation's best interests and (B) in all other cases that the individual's conduct was at least not opposed to the corporation's best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.


     The Company's Articles of Incorporation provide for certain additional limitations of liability and indemnification. Section 13.01 of the Articles of Incorporation provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for voting for or assenting to an unlawful distribution, or (iv) for any transaction from which the director derived an improper personal benefit.
Section 13.02 of the Articles of Incorporation generally provides that any director or officer of the Company or any person who is serving at the request of the Company as a director, officer, employee or agent of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the IBCL against all expense, liability and loss (including attorneys' fees, judgments, fines certain employee benefits excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with a civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party by reason of the person's service with or at the request of the Company. Section 13.02 of the Articles of Incorporation also provides such persons with certain rights to be paid by the Company the expenses incurred in defending any such proceeding in advance of the final disposition and the right to enforce indemnification claims against the Company by bringing suit against the Company.

     The Company's Articles of Incorporation authorize the Company to maintain insurance to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the IBCL.

     Each of the partnership agreements for the Operating Partnership and Duke Realty Services Limited Partnership also provides for indemnification of the Company and its officers and directors to substantially the same extent provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners and to Duke Realty Services Limited Partnership and its partners, respectively, to substantially the same extent limited under the Company's Articles of Incorporation.

ITEM 16.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:

     3.1 Amended and Restated Articles of Incorporation of Duke Realty Investments, Inc., incorporated by reference from Exhibit 3.1 to the Registration Statement on Form S-3 of Duke Realty Investments, Inc., as amended, File No. 33-61361 (the "Prior 1995 Registration Statement").

     3.2 Amended and Restated Bylaws of Duke Realty Investments, Inc., incorporated by reference from Exhibit 3.2 to the Prior 1995 Registration Statement.

     4         Direct Stock Purchase and Dividend Reinvestment Plan.

     5 Opinion and consent of Bose McKinney & Evans regarding legality of the securities being registered.*

     23.1      Consent of KPMG Peat Marwick LLP.

     23.2      Consent of Bose McKinney & Evans (included in Exhibit 5).

     24        Powers of Attorney.*

--------------
* Previously filed.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby further undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on March 28, 1996.

                                   Duke Realty Investments, Inc.


                                   By: /s/ Dennis D. Oklak
                                       -------------------------------------
                                       Vice President and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below on March 28, 1996 by the following persons in the capacities indicated.

    Signature                      Title
    ---------                      -----

    John W. Wynne*            Director and Chairman of the
--------------------------    Board
    John W. Wynne

    Thomas L. Hefner*         Director and President and
--------------------------    Chief Executive Officer
    Thomas L. Hefner          (Principal Executive Officer)

    Daniel C. Staton*         Director and Executive Vice
--------------------------    President and Chief Operating
    Daniel C. Staton          Officer
                              (Principal Operating Officer)

    Darell E. Zink, Jr.*      Director and Executive Vice
--------------------------    President, Chief Financial
    Darell E. Zink, Jr.       Officer and Assistant Secretary
                              (Principal Accounting Officer)

    Geoffrey Button*          Director
--------------------------
    Geoffrey Button

    Ngaire E. Cuneo*          Director
--------------------------
    Ngaire E. Cuneo



    Howard L. Feinsand*       Director
--------------------------
    Howard L. Feinsand



    John D. Peterson*         Director
--------------------------
    John D. Peterson



    James E. Rogers*          Director
--------------------------
    James E. Rogers



    Lee Stanfield*            Director
--------------------------
    Lee Stanfield



    Jay J. Strauss*           Director
--------------------------
    Jay J. Strauss

* By: /s/ Dennis D. Oklak
--------------------------
          Dennis D. Oklak
          Attorney-in-Fact